                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               LEGG MASON, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:




Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                               100 Light Street
                           Baltimore, Maryland 21202

                                                                  June   , 2000

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders which will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland at 10:00 a.m. on Tuesday, July 25, 2000. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

  Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

  I hope that you will attend the meeting and look forward to seeing you there.

                                          Sincerely,

                                          RAYMOND A. MASON
                                          Chairman of the Board, Chief
                                          Executive Officer and President

                               LEGG MASON, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            Tuesday, July 25, 2000

                               ----------------

To the Stockholders of
 LEGG MASON, INC.:

  The Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland, on Tuesday, July 25, 2000, at 10:00 a.m. to consider and vote upon:

    (1) The election of five directors for the three-year term ending in 2003;

    (2) Amendment of the Legg Mason, Inc. Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 250,000,000;

    (3) Reapproval of the Legg Mason, Inc. Executive Incentive Compensation Plan; and

    (4) Any other matter that may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on May 16, 2000 as the date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

  Your attention is directed to the accompanying Proxy Statement and 2000 Annual Report to Stockholders.

                                          By order of the Board of Directors


                                          CHARLES A. BACIGALUPO
                                          Secretary

June   , 2000

                               LEGG MASON, INC.
                               100 Light Street
                           Baltimore, Maryland 21202

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                            Tuesday, July 25, 2000

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Legg Mason, Inc. (the "Company") and is revocable at any time prior to its exercise. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by the Company's officers, directors and employees personally or by telephone or any other means of communication, and the Company may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. This proxy material is being sent to stockholders on or about June 15, 2000.

  Stockholders of record at the close of business on May 16, 2000 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote 58,847,530 shares of Common Stock, $.10 par value ("Common Stock"), each of which is entitled to one vote. See "Security Ownership of Management and Principal Stockholders" for information regarding ownership of Common Stock.

  Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting, with a quorum present. For purposes of the election of directors, abstentions and broker non-votes do not affect the plurality vote. The affirmative vote of a majority of the votes entitled to be cast on the matter is required for approval of the amendment of the Legg Mason, Inc. Articles of Incorporation, and the affirmative vote of a majority of the votes cast on the matter is required for reapproval of the Legg Mason, Inc. Executive Incentive Compensation Plan. Abstentions and broker non-votes will have the effect of a vote against the proposal with respect to the proposed amendment of the Legg Mason, Inc. Articles of Incorporation and will have no effect with respect to the proposed reapproval of the Executive Incentive Compensation Plan.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes. Each year one class is elected to serve for a term of three years. The stockholders will vote at this Annual Meeting for the election of five directors for the three-year term expiring at the Annual Meeting of Stockholders in 2003. All nominees presently serve as directors.

  The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event any nominee is unable to serve, the persons named in the proxy will vote for such substitute nominee as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

Nominees for Director for the Term Expiring in 2003

  Harry M. Ford, Jr., age 67, has been a director of the Company since its formation in 1981 and has served as a Senior Vice President of the Company since May 1982. Mr. Ford's principal occupation is as a Financial Advisor with Legg Mason Wood Walker, Incorporated ("LMWW"), the Company's principal subsidiary.

  Margaret DeB. Tutwiler, age 49, has been a director of the Company since July 1995. Since May 1997, she has served as Senior Vice President for Communications and Public Affairs for the Cellular Telecommunications Industry Association. From May 1993 until May 1997, she was engaged in the public relations and strategic communications business through firms of which she was the sole or a principal owner.

  James E. Ukrop, age 62, has been a director of the Company since January 1985. Since 1975, he has been the principal executive officer of Ukrop Super Markets, Inc., which operates a chain of supermarkets in Virginia. Mr. Ukrop is a director of Owens & Minor, Inc. and Chairman of First Market Bank.

  John E. Koerner, III, age 57, has been a director of the Company since October 1990. He has been the President of Koerner Capital Corporation, a private investment corporation, since August 1995. From 1976 until August 1995 he was President of Barq's, Inc., a soft drink producer and distributor.

  Peter F. O'Malley, age 61, has been a director of the Company since April 1992. He has been Of Counsel to the law firm of O'Malley, Miles, Nylen & Gilmore, P.A. and its predecessor, O'Malley & Miles, since 1989. Mr. O'Malley currently serves as the President of Aberdeen Creek Corp., a privately-held company engaged in investment, business consulting and development activities, and is a director of Potomac Electric Power Company and Forensic Technologies International Corp.

Directors Continuing in Office

                   Directors whose terms will expire in 2001

  Edmund J. Cashman, Jr., age 63, has been a director of the Company since its formation in 1981 and has served as a Senior Executive Vice President of the Company and LMWW since December 1983. He is responsible for supervising LMWW's syndicate, fixed-income securities, public finance and institutional sales activities. Mr. Cashman is also a director or trustee of six funds within the Legg Mason mutual funds complex and a director of EA Engineering, Science, and Technology, Inc.

  William Wirth, age 69, has been a director of the Company since July 1995. From 1977 to 1994, Dr. Wirth served as a member of the Credit Suisse Executive Board with responsibility for various areas of asset management, institutional investment counseling, mutual funds, economic research and financial analysis. He continues to occupy positions in several entities within the CS Holding Group, an international financial organization, including Chairman of the Board of Bank Hofmann AG, Zurich.

  Harold L. Adams, age 61, has been a director of the Company since January 1988. He has been the Chairman of RTKL Associates, Inc., an international architecture, engineering and planning firm, since 1987 and the President of the firm since 1969. Mr. Adams is a director of the American Institute of Architects.

  W. Curtis Livingston, age 56, has been a director of the Company since 1989 and has served as Chairman of Western Asset Management Company since October 1995. He served as the President and Chief Executive Officer of Western Asset Management Company from October 1983 until March 1999. Western Asset Management Company is a wholly owned investment advisory subsidiary of the Company.

                   Directors whose terms will expire in 2002

  Raymond A. Mason, age 63, has served as Chairman of the Board, Chief Executive Officer and President of the Company since its formation in 1981. He has served as Chairman and Chief Executive Officer of LMWW since 1975, and was its President from 1970 to November 1985. Mr. Mason is Chairman of the Board of the Legg Mason Value Trust, Inc., the Legg Mason Total Return Trust, Inc. and the Legg Mason Special Investment Trust, Inc.

  James W. Brinkley, age 63, has been a director of the Company since its formation in 1981 and has served as a Senior Executive Vice President of the Company since December 1983. In November 1985, he became President of LMWW and in February 1998, he also became the Chief Operating Officer of LMWW. He is Chairman of the Securities Industry Association.

  Nicholas J. St. George, age 61, has been a director of the Company since July 1983. He is engaged in private investment activities. He was the Chief Executive Officer of Oakwood Homes Corporation, a manufacturer and retailer of manufactured homes, from 1979 to 1999. Mr. St. George is a director of Carey International, Inc.

  Richard J. Himelfarb, age 58, has served as a director of the Company since November 1983. He has been a Senior Executive Vice President of the Company and LMWW since July 1995 and was an Executive Vice President of those companies from November 1983 to July 1995. He is responsible for supervising corporate and real estate finance activities of LMWW and other subsidiaries of the Company.

  Roger W. Schipke, age 63, has been a director of the Company since January 1991. He is engaged in private investment activities. From August 1993 through May 1996, he was Chairman of the Board and Chief Executive Officer of Sunbeam Corporation, a manufacturer of consumer products. Mr. Schipke is a director of Brunswick Corporation, Oakwood Homes Corporation and the Rouse Company.

  Edward I. O'Brien, age 71, has been a director of the Company since February 1993. He is engaged in private investment activities. He serves in an advisory capacity to certain entities in the securities business, having served as a consultant to the Securities Industry Association from December 1992 to November 1993, and as its President from 1974 to December 1992. Mr. O'Brien is a director of a number of mutual funds in the Neuberger & Berman mutual fund complex.

Director Not Standing for Re-election Whose Term Expires in 2000

  Charles A. Bacigalupo, age 66, has been a director and the Secretary of the Company since its formation in 1981 and has served as a Senior Vice President of the Company since May 1982.

Committees of the Board -- Board Meetings

  The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee.

  The Audit Committee, which consists of Messrs. St. George (Chairman), O'Brien and Schipke, is primarily concerned with the effectiveness of the audits of the Company by the Company's independent auditors. Its duties include: recommending the selection of independent auditors; reviewing the scope and results of the audits conducted by them; meeting with the Company's internal auditors; and reviewing the organization and scope of the Company's internal system of accounting and financial controls.

  The Compensation Committee, which consists of Messrs. Koerner (Chairman) and Ukrop and Ms. Tutwiler, is responsible for recommending and approving the compensation of the senior executive officers of the Company. The Compensation Committee also serves as the administrative committee of certain of the Company's employee benefit plans.

  During the fiscal year ended March 31, 2000, the Board of Directors met seven times, the Audit Committee met four times and the Compensation Committee met four times. Each director attended 75% or more of the aggregate number of meetings of the Board and all committees of the Board on which the director served except Dr. Wirth, who attended 71% of the meetings of the Board of Directors.

Compensation of Directors

  Directors who are not employees of the Company receive an annual retainer of $20,000, a fee of $4,000 for each Board meeting attended, and reimbursement of expenses for attendance at meetings. Committee members also receive a fee of $2,500 for each committee meeting attended, and the chairperson of each committee receives an annual retainer of $5,000. Prior to June 2000, non-employee directors received an annual retainer of $15,000 and a fee of $2,000 for each Board meeting attended, and committee members received an annual retainer of $1,000 ($2,000 for the committee chair).

  Under the terms of the Legg Mason, Inc. Stock Option Plan for Non-Employee Directors, which covers an aggregate of up to 1,100,000 shares of Common Stock, each non-employee director is granted, on the date he or she is first elected as a director, an option to purchase 6,000 shares of Common Stock, and, on the date of each subsequent Annual Meeting of Stockholders, an option to purchase an additional 6,000 shares. All options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options are exercisable immediately upon the date of grant and have a ten-year term, subject to earlier termination in the event the optionee ceases to be a director of the Company. During the fiscal year ended March 31, 2000, each of the non-employee directors received an option to purchase 6,000 shares of Common Stock.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the ownership of Common Stock of the Company as of May 16, 2000 by each director, each executive officer named in the Summary Compensation Table, all executive officers and directors as a group, and each person who, to the best of the Company's knowledge, beneficially owned more than five percent of the Company's outstanding Common Stock.

                                                                   PERCENT OF
                                                   COMMON STOCK    OUTSTANDING
                                                   BENEFICIALLY      COMMON
                  NAME OF OWNER                    OWNED(1)(2)      STOCK(2)
                  -------------                    ------------    -----------
AXA Financial Inc.................................  9,877,870(3)      16.79
Raymond A. Mason..................................  1,699,438(4)       2.88
James W. Brinkley.................................    742,278(5)       1.26
Edmund J. Cashman, Jr.............................    408,193           *
Richard J. Himelfarb..............................    293,211           *
Charles A. Bacigalupo.............................    214,909(6)        *
Harry M. Ford, Jr.................................    156,107           *
James E. Ukrop....................................    119,584           *
Edward A. Taber, III..............................    111,625           *
Timothy C. Scheve.................................     74,257           *
John E. Koerner, III..............................     69,390(7)        *
Peter F. O'Malley.................................     63,324           *
Harold L. Adams...................................     63,048           *
W. Curtis Livingston..............................     62,844(8)        *
Roger W. Schipke..................................     58,460(9)        *
Edward I. O'Brien.................................     48,260           *
Margaret DeB. Tutwiler............................     27,996           *
William Wirth.....................................     25,186           *
Nicholas J. St. George............................     17,332(10)       *
All executive officers and directors as a group
 (24 persons).....................................  4,492,310          7.63

-------
  * Less than 1%.

 (1) Except as otherwise indicated and except for shares held by members of an individual's family or in trust, all shares are held with sole dispositive and voting power.

 (2) Includes the following number of shares subject to options exercisable within 60 days from May 16, 2000: Mr. Mason--234,773; Mr. Brinkley-- 71,136; Mr. Cashman--42,261; Mr. Himelfarb--53,386; Mr. Bacigalupo-- 40,261; Mr. Ford--45,069; Mr. Ukrop--49,990; Mr. Taber--51,884; Mr.
     Scheve--50,929; Mr. Koerner--43,326; Mr. O'Malley--49,992; Mr. Adams--
     49,990; Mr. Livingston--9,600; Mr. Schipke--34,662; Mr. O'Brien--46,660;
     Ms. Tutwiler--27,996; Mr. Wirth--22,664; Mr. St. George--17,332; and all executive officers and directors as a group--1,071,090. For purposes of determining the percentage of outstanding stock, such options are assumed to have been exercised. Does not include shares represented by vested beneficial interests in the Legg Mason Profit Sharing and 401(k) Plan and Trust.

 (3) Represents shares held by the following four subsidiaries of AXA Financial Inc. ("AXA"), 1290 Avenue of the Americas, New York, New York 10104: Alliance Capital Management L.P. holds 6,850,528 shares for investment purposes on behalf of client discretionary investment advisory accounts; The Equitable Life Assurance Society of the United States holds 2,995,200 shares for investment purposes; Wood, Struthers & Winthrop Management Corporation holds 29,242 shares for investment purposes on behalf of client discretionary investment advisory accounts; and AXA Rosenberg holds 2,900 shares for investment purposes. 9,874,970 of these shares are held with sole dispositive power, 2,900 shares are held with shared dispositive power, 5,366,242 shares are held with sole voting power and 4,367,500 shares are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by AXA reporting ownership as of December 31, 1999. The percentages are based upon the Company's outstanding shares as of May 16, 2000.

 (4) Does not include 12,600 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership. Includes 60,000 shares of restricted stock as to which Mr. Mason has voting power, but which are subject to transfer restrictions.

 (5) Excludes 8,332 shares owned by a charitable foundation of which Mr. Brinkley is co-trustee.

 (6) Does not include 53,332 shares owned by Mr. Bacigalupo's wife, as to which Mr. Bacigalupo disclaims beneficial ownership.

 (7) Includes 2,400 shares owned by Mr. Koerner's children.

 (8) Includes 2,400 shares held by Mr. Livingston as a trustee of a trust for the benefit of his children and 10,192 shares held as trustee of a trust for the benefit of his family.

 (9) Includes 1,800 shares held in trust of which Mr. Schipke is trustee.

(10) Does not include 29,332 shares owned by Mr. St. George's wife, as to which Mr. St. George disclaims beneficial ownership.

                            EXECUTIVE COMPENSATION

  The following table provides certain information concerning compensation for the past three fiscal years of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers.

                          Summary Compensation Table

                                                                    Long-Term
                                 Annual Compensation              Compensation
                        ------------------------------------- ---------------------
                                                              Restricted
Name and Principal                               Other Annual   Stock     Options      All Other
Position                Year  Salary   Bonus(1)  Compensation Awards(2)  Granted(#) Compensation(3)
------------------      ---- -------- ---------- ------------ ---------- ---------- ---------------
Raymond A. Mason....... 2000 $300,000 $6,800,000    $1,899            --       --      $ 40,211
 Chairman of the Board, 1999  295,833  4,759,000     1,651    $2,220,000   60,000        45,087
 President and Chief    1998  249,163  3,670,000     1,679            --  266,666        48,172
 Executive Officer

James W. Brinkley...... 2000 $249,996 $3,100,000    $1,968            --       --      $127,459
 Senior Executive Vice  1999  247,913  2,300,000     1,684            --   25,000        98,492
  President             1998  223,750  1,650,000     1,709            --   18,000        59,607

Richard J. Himelfarb... 2000 $230,004 $1,700,000    $2,002            --   12,000      $ 22,797
 Senior Executive Vice  1999  229,170  1,400,000     1,704            --   20,000        15,704
  President             1998  219,163  1,450,000     1,733            --   20,000        14,425

Timothy C. Scheve...... 2000 $223,750 $1,625,000        --            --   20,000      $ 11,600
 Executive Vice         1999  205,833    850,000        --            --   18,000         8,800
  President             1998  159,167    425,000        --            --   20,000         7,250

Edward A. Taber, III... 2000 $230,004 $1,600,000        --            --   12,000      $ 11,600
 Senior Executive Vice  1999  229,170  1,350,000        --            --   18,000         8,800
  President             1998  219,163  1,300,000        --            --    4,000         7,250

--------
(1) Each fiscal year the Company sets aside an executive bonus pool in an amount up to 10% of the Company's pre-tax income for the fiscal year (before deducting such bonuses). The selection of the participants in the pool, the total amount received for bonuses, and the allocation of incentive bonuses among the executive officers identified in this table, is determined by the Compensation Committee as described in the Compensation Committee Report on Executive Compensation.

(2) Awards have been valued for this table using the closing price of Legg Mason common stock on the New York Stock Exchange on the grant date of the award. The 80,000 shares of restricted stock granted to Mr. Mason vest in 25% annual increments commencing December 8, 1999. As of March 31, 2000, the number and value of shares of restricted stock held by Mr. Mason was 60,000 shares and $2,595,000. Mr. Mason receives the dividends paid on this restricted stock.

(3) Amounts for fiscal 2000 include $11,600 for each individual contributed under the Legg Mason Profit Sharing and 401(k) Plan and Trust, and include for Messrs. Mason, Brinkley, and Himelfarb, respectively, $28,611, $115,859, and $11,197 of commissions earned from securities brokerage activities.

                                 STOCK OPTIONS

  The following table summarizes option grants made during the fiscal year ended March 31, 2000 to the executive officers named in the Summary Compensation Table.

                         Option Grants in Fiscal 2000

                              Individual Grants(1)
                         -------------------------------
                                    % of Total
                         Number of   Options
                         Securities Granted to
                         Underlying Employees  Exercise
                          Options   in Fiscal    Price   Expiration    Grant Date
          Name            Granted      Year    ($/Share)    Date    Present Value(2)
          ----           ---------- ---------- --------- ---------- ----------------
Raymond A. Mason........       --        --         --         --            --
James W. Brinkley.......       --        --         --         --            --
Richard J. Himelfarb....   12,000      0.74      35.81    7/22/07       173,504
Timothy C. Scheve.......   20,000      1.24      35.81    7/22/07       289,174
Edward A. Taber, III....   12,000      0.74      35.81    7/22/07       173,504

--------
(1) Option grants made pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan. The exercise price of each option granted under the Plan is not less than the fair market value of the Common Stock on the grant date. Options generally are not exercisable during the first year after the date of grant, and thereafter generally vest in cumulative installments of 20% on each anniversary of the date of grant, such that the options are fully exercisable on and after 5 years from the date of grant until the eighth year following that date, subject in all cases to accelerated vesting in certain circumstances. Option holders may use previously owned shares to pay all or part of the exercise price.

(2) The stock options were valued using the Black-Scholes Option Pricing Model. The following assumptions were made for purposes of calculating the Grant Date Present Value: an expected option term of 8 years to exercise; a dividend yield of 1.10%; stock price volatility of .2666, based upon the daily Common Stock market price for the 8 years prior to the grant date; and risk-free interest rate of 6.06%. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of the Company and its Common Stock. There is no assurance the actual value realized will approximate the amount calculated under the valuation model.

  The following table summarizes option exercises during the fiscal year ended March 31, 2000 by the executive officers named in the Summary Compensation Table and the value of their unexercised options at March 31, 2000.

                 Aggregate Option Exercises During Fiscal 2000
                  and Value of Options Held at March 31, 2000

                                                   Number of Securities        Value of Unexercised
                          Number of               Underlying Unexercised           In-the-Money
                           Shares                Options at March 31, 2000 Options at March 31, 2000(1)
                         Acquired on    Value    ------------------------- -------------------------------
          Name            Exercise   Realized(1) Exercisable Unexercisable  Exercisable     Unexercisable
          ----           ----------- ----------- ----------- ------------- --------------  ---------------
Raymond A. Mason........   59,858    $1,591,640    161,231      327,999    $    5,422,067   $    8,281,217
James W. Brinkley.......   55,998     2,037,704     71,136       47,192         2,436,804        1,076,593
Richard J. Himelfarb....    8,334       245,061     82,718       51,944         2,815,722        1,003,868
Timothy C. Scheve.......   11,112       321,055     50,929       50,067         1,629,204          772,675
Edward A. Taber, III....   85,664     2,154,847     51,884       50,780         1,753,171        1,152,845

--------
(1) Value realized and value of unexercised options are calculated by determining the difference between the fair market value of the shares underlying the options and the exercise price of the options at exercise or March 31, 2000, respectively.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Legg Mason's executive compensation program is designed to attract, motivate and retain the management talent needed to strengthen the Company's position in the financial services industry and to achieve its business objectives.

  Salaries of senior executive officers are set at levels which the Compensation Committee (the "Committee") of the Board of Directors (which committee consists entirely of non-employee directors) believes are competitive with salaries of executives in similar positions at comparable financial services companies. In addition, substantial emphasis is placed on incentive compensation directly related to short- and long-term corporate performance through annual cash bonuses and stock option grants.

  As is common in the financial services industry, a significant portion of total compensation of the Company's executive officers is paid in the form of annual bonuses. For example, in fiscal 2000, approximately 96% of the annual cash compensation of Raymond A. Mason, the Company's Chief Executive Officer ("CEO"), was paid as an annual bonus. This is intended to maximize the portion of an individual's compensation that is subject to fluctuation each year based upon corporate and individual performance.

  The compensation program is structured to recognize each executive's level of responsibility and to reward exceptional individual and corporate performance. The program takes into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement the Company's business plans as well as to react to unanticipated external factors which can have a significant impact on corporate performance. Compensation decisions for all executives, including the CEO, are based on the same criteria.

  In carrying out its responsibilities, the Committee has from time to time availed itself of independent consulting advice in connection with its consideration of executive compensation plans.

  There are three major components of the Company's executive compensation program: base salary, short-term awards, and long-term incentive awards.

Base Salary

  A competitive base salary is important in fostering a career orientation among executives consistent with the long-term nature of the Company's business objectives. The Committee determines the salary of the CEO and the Company's other senior executive officers based on its consideration of the CEO's recommendations.

  Salaries and salary adjustments are based on the responsibilities, performance and experience of each executive, regular reviews of competitive positioning (comparing the Company's salary structure with that of similar companies) and business performance. While there is no specific weighting of these factors, the responsibilities, performance and experience of each executive and reviews of competitive positioning are the most important considerations.

  Raymond A. Mason, the Company's CEO, has more than 35 years of service with the Company. The Committee established his fiscal 2000 salary based upon competitive positioning and the Company's overall compensation approach, as noted above, of limiting base salary levels and emphasizing incentive compensation.

Short-Term Awards

  Short-term cash awards to executives are based on the Company's fiscal year operating results and recognize contributions to the business during the fiscal year.

  The Company's Executive Incentive Compensation Plan provides for an executive bonus pool in an amount up to 10% of the Company's pre-tax income (calculated before deduction of the bonuses) for annual cash awards to the CEO and other key executive officers selected by the Committee. During the first quarter of the fiscal year the Committee established maximum percentage allocations of the total pool for certain key executive officers. Mr. Mason's maximum percentage allocation was established at 38%. The pre-established maximum percentage allocation and the specific bonus the CEO and each of the other selected executives receives within the amount determined pursuant to the pre-established percentage allocation is dependent on the executive's level of responsibility and individual performance. Levels of responsibility are evaluated annually by the Committee without regard to any specific formula. Assessments of individual performance are made annually by the Committee after receiving the evaluations and recommendations of the CEO. Such assessments are based on a number of factors, including individual and corporate performance, initiative, business judgment and management skills.

  Total bonuses to the CEO and the four other named executive officers with respect to fiscal 2000 aggregated 5.8% of pre-tax income (before deduction of the cash bonuses), with 45.9% of such total bonuses being awarded to Mr. Mason. The portion of the total bonus pool awarded to Mr. Mason for fiscal 2000 reflects his significant personal contributions to the business and his leadership in building the Company's revenues, earnings and capital position. The award was based on the Committee's general evaluation of Mr. Mason's overall contribution as CEO to the Company's performance levels. The Committee believes that Mr. Mason's cash compensation (salary and cash bonus) was appropriate in relation to compensation of CEOs of comparable companies, including the companies comprising the peer group reflected in the Stock Performance Graph, taking into account the size and business results of Legg Mason and those companies.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, limits deductions for certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table in proxy statements of public companies. The Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. Accordingly, the Committee may authorize payments that may not be fully deductible if the Committee believes it is in the interest of the Company to do so.

Long-Term Incentive Awards

  Long-term incentive awards, made during fiscal 2000 pursuant to the stockholder-approved Legg Mason, Inc. 1996 Equity Incentive Plan, are designed to reinforce the importance of building long-term value for the Company's stockholders.

  Stock options were the only long-term incentives granted to executive officers in fiscal 2000. The Committee believes that stock option grants focus management's attention on long-term growth in stockholder value and stock price appreciation. Generally, options have a term of up to 10 years, are granted at the fair market value of Legg Mason Common Stock on the date of grant, and an initial portion of the options becomes exercisable one year from date of grant, with the balance becoming exercisable in increments over the ensuing four years. Generally, recipients must remain in the Company's employ to exercise their options.

  The number of options that the Committee grants to executive officers is based on individual performance (determined as described under "Short-Term Awards") and level of responsibility, and is determined by the Committee after considering the recommendations of the CEO. In some years, the Committee may not grant a long-term incentive award to an executive officer in spite of his individual performance and level of responsibility if it determines that the officer has sufficient outstanding long-term incentive awards from prior fiscal years. Award levels must be sufficient in size so that executives develop strong incentives to achieve long-term corporate goals.

                                          COMPENSATION COMMITTEE
                                             John E. Koerner, III, Chairman
                                             Margaret DeB. Tutwiler
                                             James E. Ukrop

                            STOCK PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return on Legg Mason's Common Stock for the last five fiscal years with the cumulative total return of the S&P 500 Stock Index and the Regional Sub-Index of the Financial Service Analytics Brokerage Stock Price Index ("FSA Regional") over the same period (assuming the investment of $100 in each on March 31, 1995, and the reinvestment of all dividends). The FSA Regional consists of 10 publicly held regional securities firms.

                                  [GRAPH]

                               Fiscal Year Ended March 31,
                       1995     1996     1997     1998     1999     2000
--------------------------------------------------------------------------------
Legg Mason             $100     $125     $186     $349     $400     $517
--------------------------------------------------------------------------------
S&P 500 Stock Index     100      132      168      234      277      327
--------------------------------------------------------------------------------
FSA Regional            100      135      192      381      316      414
--------------------------------------------------------------------------------

                             CERTAIN TRANSACTIONS

  During fiscal 2000 the Company paid approximately $1,133,000 to the law firm of Ballard Spahr Andrews & Ingersoll for legal services and related expenses. The daughter of Charles A. Bacigalupo, a Senior Vice President, the Secretary and a director of the Company, is a partner of that law firm.

  During fiscal 2000, the Company engaged RTKL Associates, Inc. ("RTKL") to perform architectural and engineering services for the Company. Approximately $163,000 was paid by the Company for such services during the fiscal year ended March 31, 2000. Harold L. Adams, a director of the Company, is the President and Chairman of RTKL.

  On December 8, 1998, the Company loaned to Raymond A. Mason, the Company's Chairman of the Board, President and Chief Executive Officer, $3,378,750 to finance the purchase of 120,000 shares of the Company's Common Stock from the Company. The loan is full recourse, is secured by a pledge of the shares, and accrues interest at a rate of 4.47% per annum, compounded semi-annually. The principal amount is due in full at maturity on June 8, 2006 and interest payments are due on June 8 of each year. As of May 31, 2000, the amount of indebtedness outstanding under this loan was $3,378,750, plus accrued interest.

  In the ordinary course of its business, the Company has extended credit to certain of its directors and executive officers in connection with their purchase of securities in margin accounts. Such extension of credit has not resulted in any losses to the Company and has been made on the same terms as loans to unaffiliated customers.

                        PROPOSED INCREASE IN AUTHORIZED
                       SHARES OF LEGG MASON COMMON STOCK

  The Company's Board of Directors has proposed an amendment to the Company's Articles of Incorporation which would increase the authorized shares of Legg Mason Common Stock from 100,000,000 to 250,000,000 shares.

  As of May 16, 2000, 58,847,530 shares of Common Stock were issued and outstanding. In addition, 14,980,977 shares were reserved for issuance pursuant to Company benefit plans, and 5,210,000 shares were reserved for issuance upon the exchange of exchangeable shares of Legg Mason's wholly owned subsidiary Legg Mason Canada Holdings Ltd. which were issued in the acquisition of Perigee Inc. After taking into account the shares reserved, the Company would have 20,961,493 authorized shares available for issuance as of May 16, 2000 without adopting the proposed amendment to the Articles of Incorporation. The Company believes that this number does not provide sufficient flexibility for possible future acquisitions, stock splits or other transactions.

  If the proposed amendment is approved, the Company would have 170,961,493 shares of common stock available for issuance. These shares would be available for issuance from time to time to such persons and for such consideration as the Company's Board of Directors may determine, without further action by the stockholders, except in the case of certain transactions as may be required by Maryland law or the rules of the New York Stock Exchange, and free from any stockholder preemptive rights. Other than in connection with Company benefit plans, future acquisition opportunities and possible future stock splits, the Company does not presently have any specific proposed use for the additional shares to be authorized.

              REAPPROVAL OF EXECUTIVE INCENTIVE COMPENSATION PLAN

  In May 1995, the Compensation Committee of the Board of Directors (the "Compensation Committee") approved the Legg Mason, Inc. Executive Incentive Compensation Plan (the "Plan"), and in July 1995 the stockholders of the Company approved the Plan. In order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, the Plan must be resubmitted to, and reapproved by, stockholders every five years. Accordingly, in April 2000, the Board of Directors approved submitting the Plan for reapproval by a vote of stockholders at the 2000 Annual Meeting. The text of the Plan is set forth in Appendix A to this proxy statement and the following description of the Plan is qualified in its entirety by reference to the Plan.

  The Plan is an annual bonus plan designed to provide certain senior officers of the Company, including those who are required to be named in the Summary Compensation Table, with incentive compensation based upon achievement of pre-established performance goals. The Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which denies a tax deduction to a public company for compensation in excess of $1,000,000 paid in any tax year to the chief executive officer and each of the four other most highly compensated executive officers, subject to an exception for "performance-based compensation" paid pursuant to performance goals determined by the company's compensation committee and approved by its shareholders.

  The Plan is administered by the Compensation Committee. Each year, the Compensation Committee selects Plan participants from among the Company's senior management and key employees who will be eligible to receive cash awards under the Plan (collectively, "Awards").

  The Plan provides for a total pool (the "Award Pool") to be based upon a designated percentage of the Company's consolidated pre-tax income for each fiscal year, before reduction by the amount of the Award Pool ("Annual Profits"). The Award Pool for each fiscal year is determined by the Compensation Committee, but may not exceed 10% of Annual Profits. The Compensation Committee designates the persons who will participate in the Plan for each fiscal year and determines the maximum percentage of the Award Pool, if any, to be paid to each participant for the particular fiscal year. In no event may more than 40% of the Award Pool for a fiscal year be awarded to any single participant in the Plan. No payments will be made under the Plan unless Annual Profits exceed $3,000,000.

  The Compensation Committee is authorized at any time during or after a fiscal year, in its sole and absolute discretion, to reduce or eliminate the Award Pool or the portion of the Award Pool allocated to any participant, for any reason. The Compensation Committee may, at any time, terminate or, from time to time, amend, modify or suspend the Plan or any Award which has not yet been paid. Any such amendment may be made without stockholder approval. No Award may be granted during any suspension of the Plan or after its termination.

  The proposed reapproval of the Plan will first apply for the fiscal year which began April 1, 2000. Because amounts payable under the Plan will be based on fiscal 2001 performance and will be contingent upon the right of the Compensation Committee to exercise discretion to reduce the amount of the final payments, such amounts are not determinable at the present time. The Committee anticipates that if Annual Profits for fiscal 2001 were the same as earned in fiscal 2000 the aggregate Awards that would be paid under the Plan to the executives named in the Summary Compensation Table and any other executives specified by the Committee would not be materially different than the aggregate incentive bonuses paid for fiscal 2000. Amounts received under the Plan for fiscal 2000 are reflected in the Summary Compensation Table under the heading "Executive Compensation."

  The Company believes that, upon reapproval of the Plan by the stockholders and certification by the Compensation Committee that performance goals and any other material terms have been satisfied, compensation paid pursuant to the Plan will be tax deductible. The reapproval of the Plan by the stockholders and certification by the Compensation Committee will be conditions to the receipt by participants of any payments under the Plan for the fiscal year ending in 2001 and beyond. Failure of the stockholders to approve the Plan will not prohibit the Company from paying bonus compensation to senior management who would have been covered by the Plan, including in situations where such compensation may be subject to the deductibility limitation under
Section 162(m).

                             INDEPENDENT AUDITORS

  The Board of Directors has selected PricewaterhouseCoopers LLP to be the independent auditors of the Company for the fiscal year ending March 31, 2001. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Any stockholder proposal intended for inclusion in the proxy material for the 2001 Annual Meeting must be received in writing by the Company on or before February 14, 2001. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. The persons named as proxies for the 2001 Annual Meeting will generally have discretionary authority to vote on any matter presented by a stockholder for action at the meeting. In the event the Company receives notice of any stockholder proposal by May 1, 2001, then, so long as the Company includes in its proxy statement advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, except to the extent limited by the Securities and Exchange Commission's rules governing stockholder proposals.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership of Common Stock. Based solely on a review of copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended March 31, 2000 its executive officers and directors complied with the Section 16(a) except that a report covering a sale of 15,000 shares by Andrew M. Silton was filed late.

                                 OTHER MATTERS

  The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

                                          By order of the Board of Directors


                                          CHARLES A. BACIGALUPO
                                          Secretary

                                                                     APPENDIX A

                               LEGG MASON, INC.

                     EXECUTIVE INCENTIVE COMPENSATION PLAN

  1. Purpose. The purpose of the Legg Mason, Inc. Executive Incentive Compensation Plan (the "Plan") is to provide incentives to executive officers and other key employees of Legg Mason, Inc. (Legg Mason, Inc. and all direct and indirect subsidiaries being referred to herein as the "Company") to incent the performance of such employees and to encourage them to remain in the employ of the Company. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  2. Definitions. The terms defined in this section are used (and capitalized) elsewhere in the Plan.

    a. "Annual Profits" means the consolidated income before income taxes of the Company for the Performance Period, before the provision for incentive compensation earned pursuant to this Plan, and subject to accounting adjustments and adjustment for extraordinary items.

    b. "Award" means a portion of the Award Pool payable to a Participant as determined pursuant to Section 4 hereof.

    c. "Award Pool" means a pool specified by the Committee, in accordance with Section 4 hereof, out of which Awards may be made to Participants.

    d. "Committee" means the Compensation Committee of the Board of Directors of Legg Mason, Inc., or such other Board committee as may be designated by the Board of Directors to administer the Plan.

    e. "Participant" means an employee designated by the Committee to participate in the Plan for a designated Performance Period.

    f. "Performance Period" means the Company's fiscal year.

  3. Administration.

  3.1 The Committee shall administer the Plan. The Committee's interpretation of the Plan and of any Awards made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish regulations to administer the Plan and to change such regulations.

  3.2 Exculpation and Indemnification. To the full extent permitted by law,
(i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Committee shall be entitled to indemnification by the Company with regard to such actions.

  4. Awards.

  4.1 Creation of Award Pools. Not later than 90 days following the commencement of each Performance Period, the Committee shall establish an Award Pool from which Awards may be paid in accordance with the Plan. The amount included in the Award Pool for a particular Performance Period shall be equal to a percentage of the Annual Profits for the Performance Period to be determined by the Committee, not to exceed 10% of the Annual Profits.

  4.2 Allocation of Award Pools. Not later than 90 days following the commencement of each Performance Period, the Committee shall select the persons who shall be Participants for such Performance Period and allocate, with respect to each Participant, a maximum percentage of the Award Pool, if any, to be paid for such Performance Period; provided that in no event shall the percentage portion of the Award Pool allocated to any Participant exceed 40% of the Award Pool.

  4.3 Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the Award Pool or the Award allocated to any Participant for any reason.

  4.4 Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the amount of the Award Pool and the Awards payable to Participants. Partial payments may be made to Participants during the course of a Performance Period in the sole discretion of the Committee; provided that the aggregate of such partial payments may not exceed the amount of the Award that a Participant would otherwise be entitled to under this Section 4. No award shall be paid under the Plan unless the Annual Profits for the Performance Period exceed $3,000,000.

  5. Effective Date of the Plan. The Plan shall be effective as of April 1, 1995, provided that the Plan is approved by the stockholders of the Company at a meeting held no later than September 1, 1995. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

  6. Right to Terminate Employment. Nothing in the Plan or designation as a Participant shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause.

  7. Tax Withholding. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

  8. Amendment, Modification and Termination of the Plan. The Committee may at any time terminate, suspend or modify the Plan and or any Award which has not been paid. No Award may be granted during any suspension of the Plan or after its termination.

  9. Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Award Pool.

  10. Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Committee nor its submission to the stockholders of the Company shall be construed as creating any limitation on the power of the Committee or the Board of Directors to adopt such other incentive or other compensation arrangements as it may deem necessary. Payments received by a Participant pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any state or country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

  11. Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to thereto shall be governed by the laws of Maryland.

                               LEGG MASON, INC.
            Proxy for Annual Meeting of Stockholders, July 25, 2000


  The undersigned hereby appoints Raymond A. Mason, Charles A. Bacigalupo and Timothy C. Scheve, and each of them, as proxy, with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Legg Mason, Inc., on July 25, 2000, at 10:00 a.m., and at any adjournment thereof.

     The Board of Directors recommends a vote FOR each of the items below.

1. FOR [ ] WITHHOLD [ ] The election of all Nominees for the Board of Directors listed (except as marked to the contrary):

   Nominees for the term expiring at the 2003 annual meeting

   Harry M. Ford, Jr.      James E. Ukrop         Peter F. O'Malley
   Margaret DeB. Tutwiler  John E. Koerner, III

       (To withhold authority to vote for any individual nominee strike a line through the nominee's name)

2. FOR [ ]  AGAINST [ ]  ABSTAIN [ ]   Amendment of the Legg Mason, Inc.
   Articles of Incorporation.

3. FOR [ ]  AGAINST [ ]  ABSTAIN [ ]   Reapproval of the Legg Mason, Inc.
   Executive Incentive Compensation Plan.

4. To act upon any other matter which may properly come before the meeting or any adjournment thereof.

  This proxy will be voted on each of the foregoing items as specified by the person signing it, but if no specification is made the proxy will be voted FOR the election of Directors and FORthe other proposals.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
                    IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

  Receipt of notice of the meeting, proxy statement and 2000 annual report is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.

Dated . . . . . . . . . . . . . . . . . . . . . . 2000









 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                             (SEAL)


 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                             (SEAL)

Please date and then sign exactly as name appears to the left. If signing for a trust, estate, corporation or other legal entity, capaci-ty or title should be stated. If shares are jointly owned, both owners should sign.





 PLEASE DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.